EXHIBIT 99.1

Renaissance Capital Resumes Quarterly Dividend Program

Board of Directors Announces Fourth Quarter 2007

Cash and Deemed Dividends

Dallas, Texas, December 17, 2007 Renaissance Capital Growth & Income Fund III, Inc. (AMEX: RCG), a specialty closed-end fund announces that the Board of Directors has approved a cash dividend distribution of $0.10 per share. The dividend will be payable on January 14, 2008, to shareholders of record as of December 31, 2007. This action resumes the quarterly dividend payments.

With this dividend, the Fund will have paid its investors a total of $13.91 per share in cash distributions since it was established in 1994 at $10.00. Total distribution since inception, including deemed dividends, is estimated to be $18.89 per share, including the $0.95 estimated deemed dividend as discussed in more detail below.

The board has also announced a deemed dividend for shareholders of record as of December 31, 2007. The deemed dividend is currently estimated to be $4,255,511 or approximately $0.95 per share. This estimate is subject to change as the Fund prepares and finalizes its tax return for 2007. Shareholders will receive the deemed dividend information from their brokerage firm, bank, or American Stock Transfer and Trust Company, as applicable. This information will be reported to shareholders on IRS Form 2439.

When the Fund declares a deemed dividend instead of a cash distribution, the Fund pays a 35% tax on the retained capital gains, the shareholders are deemed to have received the deemed dividend as a capital gain dividend and the shareholders are deemed to have paid the tax actually paid by the Fund. Thus, they receive a tax credit that they can use to offset their tax on the deemed dividend or for other purposes. The shareholders also increase their cost basis in their shares in the Fund by the amount of the deemed distribution, net of taxes paid by the company and deemed paid by the shareholder, approximately $0.62 (representing the $0.95 deemed distribution, less the $0.33 deemed tax paid).

About Renaissance Capital Growth & Income Fund III, Inc.

Renaissance Capital Growth & Income Fund III, Inc. is a closed-end Business Development fund concentrating on investing in emerging publicly owned growth companies, primarily through private placements of convertible securities. The Fund seeks long-term capital appreciation and current income by investing in emerging growth companies. The Funds current Portfolio consists of investments in 25 businesses in various industries.

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Forward Looking Statements

The Fund seeks long-term capital appreciation and current income by investing in emerging growth companies. This report contains forward-looking statements. Such statements reflect the current views of the Fund with respect to future events and are subject to certain risks, uncertainties, and assumptions. Although the Fund believes that the expectations reflected in such forward-looking statements are reasonable, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual future results or events may vary materially from those described herein. Past performance is not indicative of future results. For additional information, please visit www.rencapital.com .

Investor Contacts:	Media Relations Contact:
RENN Capital Group, Inc.	Chris Rosgen
Kathryn Semons	Capital Market Relations
(214) 891-8294	(949)481-9739